UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Rainmaker Systems, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 19, 2011

TO THE STOCKHOLDERS OF

RAINMAKER SYSTEMS, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Rainmaker Systems, Inc., a Delaware corporation (the “Company”), will be held on Thursday, May 19, 2011, at 8:00 a.m. Pacific Daylight Savings Time at the PruneYard Plaza Hotel, 1995 South Bascom Ave, Campbell, CA 95008, for the following purposes, as more fully described in the Proxy Statement accompanying this Notice:

1.	To elect two directors to serve on the Company’s Board of Directors for a three-year term ending in the year 2014 or until their successors are duly elected and qualified;

2.	To ratify the appointment of BDO USA, LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2011; and

3.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on March 31, 2011, are entitled to notice of and to vote at the Annual Meeting. The stock transfer books of the Company will remain open between the record date and the date of the meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at the executive offices of the Company.

All stockholders are cordially invited to attend the meeting in person. Whether or not you plan to attend, please sign and return the enclosed proxy as promptly as possible in the envelope enclosed for your convenience. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed and returned to assure that all your shares will be voted. You may revoke your proxy at any time prior to the Annual Meeting. If you attend the Annual Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

By Order of the Board of Directors,

Michael Silton
President and Chief Executive Officer

Campbell, California

April 11, 2011

YOUR VOTE IS VERY IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY; COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 19, 2011

THE 2011 PROXY STATEMENT, ALONG WITH OUR ANNUAL REPORT ON FORM 10-K FOR 2010, ARE AVAILABLE ONLINE AT http:/www.rmkr.com/proxy2011.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 19, 2011

Rainmaker Systems, Inc.

900 East Hamilton Suite 400

Campbell, CA 95008

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 19, 2011

General

The enclosed proxy (“Proxy”) is solicited on behalf of the Board of Directors of Rainmaker Systems, Inc., a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders to be held on Thursday, May 19, 2011 (the “Annual Meeting”). The Annual Meeting will be held at 8:00 a.m. Pacific Daylight Savings Time at the PruneYard Plaza Hotel, 1995 South Bascom Ave, Campbell, CA 95008. These proxy solicitation materials will be mailed on or about April 11, 2011, to all stockholders entitled to vote at the Annual Meeting.

Voting; Quorum

The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice and are described in more detail in this Proxy Statement. On March 31, 2011, the record date (the “Record Date”) for determination of stockholders entitled to notice of and to vote at the Annual Meeting, 23,255,041 shares of the Company’s common stock, par value $0.001 (the “Common Stock”), were issued and outstanding. No shares of the Company’s Preferred Stock, par value $0.001, were outstanding. Each share of Common Stock is entitled to one vote on each matter to be presented at the Annual Meeting.

For Proposal One, regarding the election of directors, the nominees receiving the highest number of affirmative votes shall be elected. Proposal Two, regarding the ratification of the appointment of BDO USA, LLP as independent registered public accountants of the Company for the fiscal year ending December 31, 2011, must be approved by the affirmative vote of holders of outstanding shares of Common Stock representing a majority of the voting power present in person or represented by proxy at the Annual Meeting and entitled to vote on the subject matter. The presence at the Annual Meeting, either in person or by proxy, of holders of shares of outstanding Common Stock entitled to vote and representing a majority of the voting power of such shares shall constitute a quorum for the transaction of business. Abstentions and shares held by brokers that are present in person or represented by proxy but that are not voted because the brokers were prohibited from exercising discretionary authority (“broker non-votes”) will be counted for the purpose of determining if a quorum is present. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes, whereas broker non-votes will not be counted for purposes of determining whether a proposal has been approved. The inspector of election appointed for the meeting will tabulate all votes and will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Proxies

If the enclosed form of Proxy is properly signed and returned, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon. If the Proxy does not specify how the shares represented thereby are to be voted, the Proxy will be voted FOR the election of the two nominees to the Board of Directors listed in the Proxy, unless the authority to vote for the election of such nominees is withheld, and, if no contrary instructions are given, the Proxy will be voted FOR the approval of Proposal Two described in the accompanying Notice and this Proxy Statement. You may revoke or change your Proxy at any time before the Annual Meeting by filing with the Secretary of the Company at the Company’s principal executive offices, located at 900 East Hamilton Avenue, Suite 400, Campbell, California 95008, a notice of revocation or another signed Proxy with a later date. You may also revoke your Proxy by attending the Annual Meeting and voting in person.

If you are a beneficial owner whose shares are held of record by a broker, bank or other nominee, you must instruct the broker, bank or other nominee how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal on which the broker, bank or other nominee does not have discretionary authority to vote. In these cases, the broker, bank or other nominee can register your shares as being present at the Annual Meeting for purposes of determining the presence of a quorum but will not be able to vote on those matters for which specific authorization is required. If you are a beneficial owner whose shares are held of record by a broker, bank or other nominee, you are invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker, bank or other nominee. If your shares are held of record by a broker, bank or other nominee and you wish to change your vote after submitting a proxy card, you should follow the instructions provided by your broker, bank or other nominee.

Solicitation

The Company will bear the entire cost of the solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the Proxy and any additional solicitation materials furnished to the stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. The Company may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone, telegram or any other means by directors, officers or employees of the Company. No additional compensation will be paid to these individuals for any such services. Except as described above, the Company does not presently intend to solicit proxies by any process other than by mail.

Householding of Proxy Materials

Some banks, brokers and other nominee record holders may be “householding” our Proxy Statements and Annual Reports. This means that only one copy of our Proxy Statement and Annual Report to stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you call or write to us at our principal executive offices, Rainmaker Systems, Inc., 900 East Hamilton Avenue, Suite 400, Campbell, California 95008, Attn: Investor Relations, telephone: (408) 626-3800. If you want to receive separate copies of the Proxy Statement or Annual Report in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and telephone number.

MATTERS TO BE CONSIDERED AT ANNUAL MEETING

PROPOSAL ONE: ELECTION OF DIRECTORS

General

The Company’s Certificate of Incorporation provides for a classified Board of Directors consisting of three classes of directors with staggered three-year terms, with each class consisting, as nearly as possible, of one-third of the total number of directors. The Board currently consists of six persons divided into three classes, Class I, Class II and Class III, with Class I consisting of two directors, Class II consisting of two directors and Class III consisting of two directors.

Each returned Proxy can only be voted for the number of persons up for election (two). Unless individual stockholders specify otherwise, each returned Proxy will be voted FOR the election of the two nominees who are up for election. If, however, any nominee named herein is unable to serve or declines to serve at the time of the Annual Meeting, the persons named in the enclosed Proxy will exercise discretionary authority to vote for a substitute. The nominees for election have agreed to serve if elected, and management has no reason to believe that the nominees will be unavailable to serve.

Nominees for Class III Directors for Term Ending Upon the 2014 Annual Meeting of Stockholders

The name, age, principal occupation, other business affiliations and certain other information concerning the nominees for election as Class III directors of the Company for a term ending upon the 2014 annual meeting of stockholders is set forth below. The nominees are currently directors of the Company.

Bradford Peppard, 56, has served as a director of our Company since 2004 and is currently the Company’s Chairman of the Audit Committee and a member of our Governance and Nominating Committee. Since 2002, Mr. Peppard has been President of Lime Tree Productions, a strategic marketing consulting firm. Mr. Peppard also served as a Director of International Sales at Smith Micro. From 1999 to 2002, Mr. Peppard was President of CinemaScore Online, an online source of movie rating information. Prior to that, Mr. Peppard held Vice President of marketing positions at Aladdin Systems, Software Publishing Corporation and Quarterdeck Office Systems. Mr. Peppard’s financial experience includes positions as Treasurer of Trader Joe’s, Director of Finance and Administration (Controller) for CBS TV and CBS/Fox Studios, an MBA from Stanford Business School with a concentration in Finance, and prior audit committee experience with a number of public companies, including: Aladdin Systems, Monterey Bay Technology, and Oppenheimer Industries. The Board nominated Mr. Peppard in consideration of his extensive sales and marketing experience in various industries together with deep finance experience, which allows him to provide valuable guidance to our Company.

Gary Briggs, 48, was appointed to the board of directors of our Company effective March 30, 2010. Mr. Briggs has served as Vice President of Consumer Marketing at Google since October 2010. Mr. Briggs is Chairman of the Board of privately held Plastic Jungle, a leading web-based gift card exchange where he also served as the Chief Executive Officer, from 2008 through October 2010. Prior to his position at Plastic Jungle, Mr. Briggs served as Senior Vice President and Chief Marketing Officer at eBay from 2002 through 2008, responsible for eBay’s branding and marketing activities in North America, including advertising, Internet marketing, direct marketing, onsite merchandising, partner relationships, and core category initiatives. In his six-year career at eBay, Mr. Briggs held numerous positions including VP of Consumer Marketing for eBay U.S., VP of Global Marketing for PayPal, and General Manager for eBay Canada. Prior to his tenure at eBay, Mr. Briggs was a founder of OurHouse, Inc., an e-commerce company partnered with Ace Hardware, and has served in senior marketing positions with Pepsi-Cola and IBM. He was also an associate and engagement manager at McKinsey and Company. He earned a Bachelor of Arts degree in 1984 from Brown University and a Masters in Business Administration in 1989 from J.L. Kellogg Graduate School of Management, Northwestern University. The Board nominated Mr. Briggs in consideration of his strong marketing and e-commerce background that includes extensive expertise and experience with both large and small companies and the additional leadership qualities that he will bring to the Board.

Continuing Class I Directors for Term Ending Upon the 2013 Annual Meeting of Stockholders

Michael Silton, 46, has served as Chief Executive Officer of our Company since it became publicly listed in November 1999 and as President of our Company since March 2005. He also served as Chairman of the Board since our Company’s inception through July 2003. In 1991, he founded our former business UniDirect, which specialized in the direct marketing and sales of business software. Mr. Silton was nominated as a director of our Company due to his extensive marketing experience and background working in various capacities in the software industry and his extensive knowledge of our business and industry. Mr. Silton’s work experience enables him to bring valuable perspectives that are core to our Company’s business.

Alok Mohan, 62, has served as a director of our Company since 1996 and as our Company’s Chairman of the Board since July 2003. Mr. Mohan also serves on the Company’s Audit Committee, Compensation Committee and its Governance and Nominating Committee. Mr. Mohan also serves on the board of directors of Saama Technologies, a privately held technology services firm, since April 2006, as well as Crystal Graphics, Inc. and WSO2, Inc., and served on the board of directors of Tech Team Global, Inc., a provider of outsourced, multilingual help desk services and specialized IT solutions listed on the Nasdaq Global Market, from May 2006 to May 2009. Mr. Mohan served as the Chairman of the board of directors of Tarantella, until its acquisition by Sun Microsystems in 2005. Prior to that appointment, he served as Chief Executive Officer of Santa Cruz Operations, or SCO, from July 1995 until April 1998 and served on its board from May 2001 to 2005. Prior to that, from May 1994 to July 1995, Mr. Mohan served as Senior Vice President, Operations and Chief Financial Officer of SCO. Prior to joining SCO, Mr. Mohan was employed with NCR, a business software and services company, where he served as Vice President of Strategic Planning and Controller from July 1993 to May 1994. From January 1990 until July 1993, Mr. Mohan served as Vice President and General Manager of the Workstation Products Division at NCR. The Board nominated Mr. Mohan due to his extensive software background, which enables him to bring a deep understanding of software companies and their need for the outsourced services that Rainmaker provides, as well as valuable insights to our technology offerings.

Continuing Class II Directors for Term Ending Upon the 2012 Annual Meeting of Stockholders

Robert Leff, 64, has served as a director of the Company since 1996. He is currently a member of the Company’s Audit Committee and our Compensation Committee. Mr. Leff is a strategic consultant to early and growth stage companies in the personal computer industry since 1995. He is also a director of PackageX, a private company that delivers a web-based collaboration system for the packaging industry and Forfront TeleCare which links behavioral experts such as psychiatrists and clinical psychologists to patients in smaller and remote healthcare facilities like nursing homes and clinics through their unique telehealth solution. In March 2001, while Mr. Leff served on the Board of Directors and as acting Chief Executive Officer of Hiho Technologies, Inc., Hiho Technologies, Inc. completed an assignment for the benefit of creditors. Mr. Leff co-founded Merisel (formerly Softsel Computer Products) in 1980 and successfully developed the venture into one of the nation’s largest and fastest growing service companies. In 1993, Merisel was named to both the Forbes 500 and Fortune Service 500 lists. Mr. Leff served as President of Softsel for five years. Under his direction the company grew rapidly into a $200 million multinational computer products distributor. In 1985, Softsel was rated the fourth fastest growing private company in the US by Inc. magazine. As Co-Chairman and European Managing Director, he ran the company’s European operations from its London headquarters during 1985 and 1986. He was responsible for product acquisitions from 1986 through 1990 and then served as Senior Vice President of Worldwide MIS through 1992. Mr. Leff was named one of the PC industry’s 25 most influential executives by CRN (Computer Reseller News) in 1988. In 1994, he retired from Merisel. Prior to founding Softsel, he worked in various data processing development and management positions for companies including BASF, Informatics and Citibank. Mr. Leff earned a BS degree in business administration and a MS degree in computer science from the University at Albany. The Board nominated Mr. Leff in consideration of his extensive operational and management experience in various industries together with a background in finance, which allows him to provide valuable guidance to our Company in a number of ways.

Mitchell Levy, 50, has served as a director of our Company since 2004 and is currently Chairman of the Company’s Governance and Nominating Committee, and a member of our Compensation Committee for nearly 3 years. Since September 2004, he has served as Chief Executive Officer of Happy About, a quick2publish book publishing company. Additionally, he has served as a partner in CXOnetworking since May 2007 and as President and CEO of ECnow.com, a strategic consulting firm, since November 1997, and served as a director of the Silicon Valley Executive Business Program from March 2003 to May 2009. Mr. Levy is an author, consultant, educator, and evangelist of strategic management, and a frequent public speaker on business trends. Previously, he was the conference chair at four Comdex conferences, founded and operated the E-Commerce Management Program at San Jose State University and spent nine years at Sun Microsystems, the last four of which he ran the eCommerce component of Sun Microsystems’ supply chain. The Board nominated Mr. Levy in consideration of his extensive eCommerce experience, as well as the strategic vision he offers to provide valuable guidance to our Company.

Director Independence

The Board of Directors has determined that each of Messrs. Leff, Levy, Mohan, Peppard and Briggs is “independent,” as that term is defined by applicable rules of the Securities and Exchange Commission (the “SEC”) and the Nasdaq Global Market.

Meetings and Committees of the Board of Directors

The Board of Directors held four regularly scheduled meetings and five special meetings during the fiscal year ended December 31, 2010 (the “2010 Fiscal Year”). Additionally, the Board operated by Unanimous Written Consent once during the 2010 Fiscal Year. The Board of Directors has an Audit Committee, a Governance and Nominating Committee and a Compensation Committee. Each director attended or participated in 75% or more of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board on which such director served during the 2010 Fiscal Year. The Board of Directors also consulted informally with management during the 2010 Fiscal Year.

We have not established a formal policy regarding director attendance at our annual meetings of stockholders. All of our directors attended last year’s annual meeting of stockholders.

Audit Committee. The Audit Committee presently consists of Messrs. Leff, Mohan and Peppard, with Mr. Peppard serving as the Chairman of the Audit Committee. The Audit Committee oversees the Company’s accounting and financial reporting policies and internal controls, reviews and monitors the corporate financial reporting and external audit of the Company, including, among other things, the independent auditors’ qualifications and independence, the results and scope of the annual audit and other services provided by the Company’s independent auditors and the Company’s compliance with legal matters that have a significant impact on the Company’s financial reports. The Audit Committee also consults with the Company’s management and the Company’s independent auditors prior to the presentation of financial statements to stockholders and, as appropriate, initiates inquiries into various aspects of the Company’s financial affairs. In addition, the Audit Committee is responsible for pre-approving all services performed by the Company’s independent accountants, and considering and recommending the appointment of, and reviewing fee arrangements with, the Company’s independent auditors. The Audit Committee was formed in May 1999 and held four meetings during the 2010 Fiscal Year. Members of the Audit Committee are elected by the Board of Directors and serve one-year terms. The Annual Report of the Audit Committee appears hereafter under “Report of the Audit Committee of the Board of Directors.” The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is available on our website at www.rmkr.com.

The Board of Directors has determined that each of the members of the Audit Committee is “independent,” as that term is defined by applicable rules of the SEC and the Nasdaq Global Market. The Board of Directors has determined that each Audit Committee member has sufficient knowledge in financial and auditing matters to serve on the Committee. The Board has also determined that Mr. Peppard, Chairman of the Audit Committee, is an “audit committee financial expert” as defined under applicable rules of the SEC and the Nasdaq Global Market.

Governance and Nominating Committee. The Board formed a Nominating Committee in February 2004, which in 2006 was renamed its “Governance and Nominating Committee”. The Governance and Nominating committee held two meetings during the 2010 Fiscal Year. The Governance and Nominating Committee is currently composed of Messrs. Mohan, Peppard and Levy, with Mr. Levy serving as the Chairman of the Governance and Nominating Committee. The Governance and Nominating Committee oversees the Company’s corporate governance functions on behalf of the Board, recommends to the Board the persons to be nominated for election as directors at any meeting of stockholders and oversees the evaluation of the Board. The Board has determined that Messrs. Mohan, Peppard and Levy are each “independent,” as that term is defined by applicable rules of the SEC and the Nasdaq Global Market. The Governance and Nominating Committee acts pursuant to a written charter, a copy of which is available on our website at www.rmkr.com.

Stockholders may recommend director candidates for inclusion by the Board of Directors in the slate of nominees that the Board recommends to stockholders for election. The Governance and Nominating Committee will review the qualifications of recommended candidates. If the Board determines to nominate a stockholder-recommended candidate and recommends his or her election as a director by the stockholders, his or her name will be included in the Company’s proxy card for the stockholder meeting at which his or her election is recommended.

Stockholders may recommend individuals to the Governance and Nominating Committee for consideration as potential director candidates by submitting their names and background to the Chairman of the Governance and Nominating Committee, at the address set forth below under the heading “Stockholder Communications”. The Governance and Nominating Committee will consider a recommendation only if appropriate biographical information and background material is provided on a timely basis. The process followed by the Governance and Nominating Committee to identify and evaluate candidates includes requests to Board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Governance and Nominating Committee and the Board. The Governance and Nominating Committee is authorized to retain advisers and consultants and to compensate them for their services.

Assuming that appropriate biographical and background material is provided for candidates recommended by stockholders, the Governance and Nominating Committee will evaluate those candidates by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by Board members or by other persons. In considering whether to recommend any candidate for inclusion in the Board’s slate of recommended director nominees, including candidates recommended by stockholders, the Governance and Nominating Committee will apply the criteria which are set forth in its written charter. These criteria include the candidate’s integrity, business acumen, age, experience, diligence, conflicts of interest and the ability to act in the interests of all stockholders. The Governance and Nominating Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. The Governance and Nominating Committee does not have a formal policy regarding director diversity. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities.

Stockholders also have the right to nominate director candidates themselves, without any prior review or recommendation by the Governance and Nominating Committee or the Board, by the procedures set forth below under the heading “Deadline for Receipt of Stockholder Proposals for 2012 Annual Meeting.”

Compensation Committee. The Compensation Committee consists of Messrs. Mohan, Levy and Leff, with Mr. Leff serving as the Chairman of the Compensation Committee. The Compensation Committee reviews and approves salaries, benefits and bonuses for the Chief Executive Officer, Chief Financial Officer and other executive officers of the Company. It reviews and recommends to the Board of Directors on matters relating to employee compensation and benefit plans. The Compensation Committee also administers the Company’s stock plans. The Board has determined that Messrs. Mohan, Levy and Leff are each “independent” as that term is defined by the applicable rules of the SEC and the Nasdaq Global Market.

The Compensation Committee was formed in May 1999 and held two meetings during the 2010 Fiscal Year. The Annual Report of the Compensation Committee appears hereafter under the heading “Compensation Committee Report.” The Compensation Committee acts pursuant to a written charter, a copy of which is available on our website at www.rmkr.com.

Board Leadership Structure and Risk Oversight

We separate the roles of Chief Executive Officer and Chairman of the Board in recognition of the differences between the two roles. The Chief Executive Officer is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company, while the Chairman of the Board provides guidance and helps set the agenda for Board meetings of the full Board. The Board believes that this structure ensures a greater role for the independent directors in the oversight of the Company and active participation of the independent directors in setting agendas and establishing priorities and procedures that work for the Board. The Chairman of the Board also acts as a key liaison between the Board and management.

The Board of Directors as a whole is responsible for consideration and oversight of risks facing the Company, and is responsible for ensuring that material risks are identified and managed appropriately. Certain risks are overseen by committees of the Board of Directors and these committees make reports to the full Board of Directors, including reports on noteworthy risk-management issues. Financial risks are overseen by the Audit Committee which meets with management to review the Corporation’s major financial risk exposure and the steps management has taken to monitor and control such exposures. Compensation risks are overseen by the Compensation Committee. Members of the Corporation’s senior management team regularly report to the full Board about their areas of responsibility and a component of these reports is risk within the area of responsibility and the steps management has taken to monitor and control such exposures. Additional review or reporting on risks is conducted as needed or as requested by the Board or committee.

Stockholder Communications

The Board will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. Absent unusual circumstances or as contemplated by committee charters and subject to any required assistance or advice from legal counsel, the Chairman of the Governance and Nominating Committee is primarily responsible for monitoring communications from stockholders and for providing copies or summaries of such communications to the other directors as he considers appropriate.

Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the Chairman of the Governance and Nominating Committee considers to be important to the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we tend to receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to the Board should address such communications to: The Board of Directors, Rainmaker Systems, Inc., 900 East Hamilton Avenue, Suite 400, Campbell, CA 95008, Attention: Chairman of the Governance and Nominating Committee.

Director Compensation

During the 2010 Fiscal Year, all non-employee directors earned $4,167 in monthly fees for each month of service as a director (with the exception of the Chairman of the Board, who earned $8,334 in monthly fees). The Company did not pay additional fees relating to meetings attended during the year. Also, on March 1, 2010, certain reduced fees from the 2009 fiscal year were reinstated for the non-employee directors as follows: Effective April 1, 2009, the Company’s Board of Directors agreed to reduce each non-employee director’s board fees by 30% for services from April 1, 2009 through June 30, 2009, and by 20% for services from July 1, 2009 through November 30, 2009. These reductions occurred as a temporary response to the broad economic downturn. In response to improved conditions later in 2009, the Company’s Board of Directors restored each non-employee director’s reduced fees by reinstating one-half of such reduced fees on December 1, 2009, and the other half on March 1, 2010.

In addition, each non-employee Board member who continued to serve as a non-employee Board member after the 2010 annual meeting of stockholders, including each of the Company’s current non-employee Board members, was granted under the Company’s 2003 Stock Incentive Plan (the “2003 Plan”) 20,000 restricted shares of Common Stock (with the exception of the Chairman of the Board, who was granted 50,000 restricted shares). These annual restricted stock grants to the non-employee Board members vest at the rate of 25% per year over four years following the award date and are otherwise subject to the terms and conditions of the 2003 Plan.

The table below summarizes the compensation paid by the Company to its non-employee directors for the year ended December 31, 2010.

Director Compensation Table—2010

Name and Title	(1) Fees Earned or Paid in Cash ($)	(2) Stock Awards ($)	(2) Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Alok Mohan, Chairman	99,936	67,500	—	—	—	—	167,436
Robert Leff, Director	48,628	27,000	—	—	—	—	75,628
Brad Peppard, Director	47,088	27,000	—	—	—	—	74,088
Mitchell Levy, Director	47,088	27,000	—	—	—	—	74,088
Gary Briggs, Director	25,002	—	16,000	—	—	—	41,002

(1)	Includes retainer fees as applicable to each Director’s position on the Board and their participation in additional committees as well as any reimbursement for travel or other fees.

(2)	Stock award amounts in this table relate to the aggregate grant date fair value of restricted stock awards and stock option awards granted to the director during the respective year calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 718, Compensation-Stock Compensation (formerly FAS 123R). Please see Note 9 in the Notes to the Consolidated Financial Statements included in the Company’s Form 10-K for the year ended December 31, 2010 for assumptions used in calculating these amounts.

Transactions with Related Persons

The Chairman of our Board of Directors also serves on the board of Saama Technologies, a technology services firm. During the year ended December 31, 2010, we paid Saama Technologies approximately $11,000 for technology services. During the prior year, we paid Saama Technologies $170,000 for technology services. We may continue to utilize their services and may expand the scope of Saama Technologies’ engagement.

Although no formal written policy is in place, our Board of Directors is responsible for reviewing and approving the terms and conditions of all significant related party transactions.

Required Vote

The two nominees receiving the highest number of affirmative votes of the outstanding shares of Common Stock, present or represented and entitled to be voted for such nominees, shall be elected as Class III directors for a term ending upon the 2014 annual meeting of stockholders or until their successors are duly elected and qualified. The Proxies cannot be voted for a greater number of persons than two.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the election of the nominees listed above.

PROPOSAL TWO: RATIFICATION OF BDO USA, LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

BDO USA, LLP (formerly BDO Seidman, LLP) (“BDO USA”) was engaged as the Company’s independent registered public accounting firm on October 7, 2004. Audit services provided by BDO USA during the 2010 Fiscal Year included the audit of our annual financial statements and services related to filings with the SEC and other regulatory bodies.

Principal Accountant Fees and Services

For the fiscal years ended December 31, 2010 and 2009, BDO USA, our independent registered public accounting firm, billed the approximate fees set forth below:

Audit Fees

Aggregate fees consist of fees billed for professional services rendered for the audit of the Company’s consolidated financial statements, reviews of the interim condensed consolidated financial statements included in quarterly filings, and services that are normally provided by BDO USA in connection with statutory and regulatory filings or engagements, including comfort letters and consents, except those not required by statute or regulation. Aggregate fees billed for audit services were $388,246 and $349,284 for the years ended December 31, 2010 and 2009, respectively.

Audit-Related Fees

Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” These services include due diligence and audits in connection with acquisitions, and consultations concerning financial accounting and reporting standards. Aggregate fees billed for audit-related services were $0 and $11,569 for the years ended December 31, 2010 and 2009, respectively.

Tax Fees

Tax fees consist of fees billed for professional services rendered for state and federal tax compliance and advice, and tax planning. Aggregate fees for tax services were $81,852 and $107,301 during the years ended December 31, 2010 and 2009, respectively.

All Other Fees

None.

All engagements for services by BDO USA or other independent registered public accountants are subject to pre-approval by the Audit Committee; however, de minimis non-audit services may instead be approved in accordance with applicable SEC rules. The pre-approval of the Audit Committee was obtained for all services provided by BDO USA in the 2010 Fiscal Year.

The Audit Committee, composed entirely of independent directors, recommended to the Board of Directors that BDO USA be appointed as our independent registered public accounting firm for the fiscal year ending December 31, 2011. As our independent registered public accounting firm, BDO USA will audit our financial statements for the 2011 fiscal year and perform audit-related services in connection with various accounting and financial reporting matters. BDO USA may perform certain non-audit services for the Company, subject to pre-approval by the Audit Committee.

The Board of Directors approved the selection of BDO USA as our independent registered public accounting firm for the 2011 fiscal year and is asking the stockholders for ratification of their selection. A representative of BDO USA is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

Required Vote

The affirmative vote of a majority of the shares represented and voting at the Annual Meeting is required to ratify the selection of BDO USA. In the event that the stockholders do not approve the selection of BDO USA, the Board of Directors will reconsider the appointment of the independent auditors. Even if the selection is ratified, the Board of Directors in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the Board of Directors believes that such a change would be in the best interests of the Company and its stockholders.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote FOR the ratification of the selection of BDO USA, LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011.

OTHER MATTERS

The Company knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed Proxy.

OWNERSHIP OF SECURITIES

The following table sets forth certain information as of March 28, 2011, regarding the ownership of our common stock by (i) each person, to our knowledge, who is known by us to beneficially own more than five percent of our common stock, (ii) each named executive officer, (iii) each of our company’s directors, and (iv) all of our company’s directors and executive officers as a group. This table lists applicable percentage ownership based on 23,322,541 shares of common stock outstanding as of March 28, 2011. Beneficial ownership is determined in accordance with the rules and regulations of the SEC. Shares subject to options or warrants that are exercisable currently or within 60 days of March 28, 2011, are deemed to be outstanding and beneficially owned by the person for the purpose of computing share and percentage ownership of that person. They are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table and as affected by applicable community property laws, all persons listed have sole voting and investment power for all shares shown as beneficially owned by them. Unless otherwise indicated, all addresses for the stockholders set forth below is c/o Rainmaker Systems, Inc., 900 East Hamilton Avenue, Suite 400, Campbell, California 95008.

Name of Beneficial Owner	Number of Shares Beneficially Owned (Including the Number of Shares Shown in the Second Column)	Number of Shares Owned as a Result of Options and Warrants Exercisable Within 60 Days of March 28, 2011	Percentage of Shares Outstanding
Diker Management LLC (1)	2,676,955	—	11.5%
Michael Silton	2,375,965	—	10.2
Lacuna Hedge Fund LLLP (2)	2,050,787	—	8.8
Steve Valenzuela	675,315	—	2.9
Alok Mohan	424,012	47,200	1.8
Philip Johnson	277,906	—	1.2
Robert Leff	240,988	47,200	1.0
Tom Venable	190,744	—	*
Bradford Peppard	150,289	—	*
Mitchell Levy	132,945	—	*
Mark de la Vega (3)	76,738	—	*
Gary Briggs	10,000	10,000	*
All directors and officers as a group (10 persons)	4,554,932	104,400	20.2%

*	Less than 1%

(1)	Beneficial ownership information is based on information contained in Amendment No. 7 to Schedule 13G filed with the SEC on February 14, 2011 by Diker GP, L.L.C. on behalf of itself and affiliated persons and entities.

(2)	Beneficial ownership information is based on information contained in Amendment No. 2 to Schedule 13G filed with the SEC on February 10, 2011 by Lacuna Hedge Fund LLLP on behalf of itself and affiliated persons and entities.

(3)	Mark de la Vega left the Company effective December 3, 2010.

Section 16(a) Beneficial Ownership Reporting Compliance

The members of the Board of Directors, the executive officers of the Company and persons who hold more than ten percent (10%) of the Company’s outstanding Common Stock are subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934 which require them to file reports with respect to their ownership of the Common Stock and their transactions in such Common Stock. To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and written representation that no other reports were required, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent shareholders were complied with, except as follows: the initial Form 3 and a Form 4 for our newly hired Senior Vice President, Sales and Marketing, Tom Venable, were filed late. Mr. Venable was hired on December 6, 2010, and received an initial grant of restricted shares on January 17, 2011; however, his Form 3 and the Form 4 relating to his January 2011 restricted share grant were filed late on January 21, 2011.

Equity Compensation Plans

The following table sets forth information as of December 31, 2010 with respect to shares of the Company’s Common Stock that may be issued under the Company’s existing equity compensation plans, including our 2003 Stock Incentive Plan and our 1999 Employee Stock Purchase Plan.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance
Equity compensation plans approved by security holders	3,130,494	$2.25	86,806	(1)

(1)	Includes 86,806 shares of our common stock remaining available for future issuance under our 2003 Stock Incentive Plan as of December 31, 2010. Our 1999 Employee Stock Purchase Plan expired as of October 31, 2009 and no shares remain for future issuance under this plan.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

The following table provides the name, age and positions of our executive officers and certain key employees as of March 28, 2011.

Name	Age	Position
Michael Silton	46	President, Chief Executive Officer and Director
Steve Valenzuela	54	Senior Vice President, Finance, Chief Financial Officer and Corporate Secretary
Phil Johnson	57	Vice President, Human Resources
Tom Venable	49	Senior Vice President, Sales and Marketing
Timothy Burns	36	Corporate Controller

Set forth below is a description of the backgrounds, including business experience over the past five years, for each of our executive officers and certain key employees.

Michael Silton, 46, has served as Chief Executive Officer of our Company since it became publicly listed in November 1999 and as President of our Company since March 2005. He also served as Chairman of the Board since our Company’s inception through July 2003. In 1991, he founded our former business UniDirect, which specialized in the direct marketing and sales of business software.

Steve Valenzuela, 54, joined our Company in September 2004 as Vice President, Finance and Chief Financial Officer, was appointed Corporate Secretary in March 2005, and was appointed Senior Vice President in April 2007. Prior to joining our Company, from February 2003 to September 2004, Mr. Valenzuela served as the Vice President of Finance and Chief Financial Officer for the Thomas Kinkade Company, formerly Media Arts Group. From September 2000 to July 2002, Mr. Valenzuela served as the Senior Vice President and Chief Financial Officer for Silicon Access Networks, and from February 1999 to August 2000 as Senior Vice President and Chief Financial Officer for PlanetRx. Prior to PlanetRx, from August 1998 to February 1999, Mr. Valenzuela served as the Chief Financial Officer for LinkExchange. Mr. Valenzuela earned an MBA from Santa Clara University and a BS degree in Accounting from San Jose State University. On March 31, 2011, Mr. Valenzuela resigned his position as Chief Financial Officer, Senior Vice President and Secretary of the Company, effective April 20, 2011. Mr. Valenzuela accepted a Chief Financial Officer position with a private company that provides software for the management and security of mobile devices.

Philip Johnson, 57, joined our Company in February 2007 as Vice President, Human Resources. In his previous position as Vice President, Human Resources and Administration at InfoGain from 1997 to 2006, Mr. Johnson was responsible for hundreds of employees in offices spread across the Americas, Europe and India. Prior to InfoGain, Mr. Johnson served from 1990 to 1997 at Tandem Computers, a global multi-million dollar corporation, as VP Human Resources and Public Affairs. There, he helped build a human resource organization sustaining a staff of thousands worldwide. Additionally, Mr. Johnson served as VP, Human Resources, for Altos Computer Systems, an international company employing over a thousand high-tech professionals.

Tom Venable, 49, joined our Company on December 6, 2010 as Senior Vice President of Sales and Marketing. Mr. Venable brings more than 20 years of experience with software, e-commerce and Internet business models, including more than seven years as a senior sales executive with Digital River. At Digital River, he served as Senior Vice President, Sales and Business Development, directing new client acquisition, business development and revenue generation organizations. Immediately prior to Rainmaker, from January 2010 to December 2010, Mr. Venable served as a Senior Vice President at Incentium. Prior to Incentium, Mr. Venable served as Vice President of Digital River from January 2009 to January 2010. From March 2007 to January 2009, Mr. Venable served as Executive Vice President, Sales & Marketing at InnoCentive, and from January 2002 to March 2007, Mr. Venable served as Senior Vice President, Sales and Business Development at Digital River.

Timothy Burns, 36, joined our Company in November 2010 as Corporate Controller. Mr. Burns has over twelve years of finance and accounting experience. Prior to joining Rainmaker, Mr. Burns spent nine years at Dean Foods Company where he served as the Director of Corporate Accounting from March 2008 to November 2010, Assistant Controller from February 2007 to February 2008 and SEC Reporting Manager from March 2006 to January 2007. Mr. Burns is a licensed CPA in the state of Texas and has a Master’s degree in Professional Accounting from the University of Texas at Austin and a Bachelor of Science degree in Accounting from the University of Southern California. Mr. Burns will assume the responsibilities of Acting Chief Financial Officer of the Company effective upon Mr. Valenzuela’s departure.

Introductory Note to Committee Reports

Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that might incorporate future filings, including this Proxy Statement, in whole or in part, the Compensation Committee Report and the Report of the Audit Committee which follow shall not be deemed to be “soliciting material,” are not deemed “filed” with the SEC and shall not be incorporated by reference into any filings under the Securities Act or Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in such filing except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

Compensation Committee Report—Executive Summary

Rainmaker’s executive compensation program for our named executive officers (NEOs) is administered by the Compensation Committee of the Board of Directors. The Compensation Committee currently consists of non-employee directors Robert Leff, Alok Mohan and Mitchell Levy. None of the Company’s executive officers serves as a member of the Compensation Committee of the Company. The Compensation Committee acts pursuant to a written charter, a copy of which is available on our website at www.rmkr.com.

The Compensation Committee is responsible for (i) reviewing and approving matters relating to employee compensation and benefit plans, (ii) reviewing and determining the salaries and bonuses of executive officers of the Company, including the Chief Executive Officer (CEO) and the Chief Financial Officer (CFO), and (iii) establishing the general compensation policies for such individuals. During 2008, the Compensation Committee delegated limited authority to our CEO to increase the base salary for the NEO’s, other than himself, by up to ten percent. With NEO retention as its purpose, this limited delegation of authority provides the CEO with an ability to negotiate to retain an executive officer if he deem necessary. As of March 28, 2011 our CEO has not exercised his discretionary authority. We believe that the compensation programs for the Company’s NEOs should reflect the Company’s performance and the value created for the Company’s stockholders. In addition, the compensation programs should support the short-term and long-term strategic goals and values of the Company, and should reward individual contributions to the Company’s success.

On behalf of our shareholders, the Compensation Committee has carefully monitored our executive compensation programs, and even reduced the salary of our CEO and CFO by 20% as a temporary cost-cutting measure in response to the economic downturn that struck in the first quarter of 2009. The Compensation Discussion and Analysis and tables that follow will show, we believe, structures for executive compensation that are appropriate and carefully considered in view of the Company’s objectives and industry conditions and practices. It is our general objective to provide our NEOs with (i) base salary at levels appropriate for our economic circumstances and the goals set for our management and (ii) performance-based incentives that reward solid financial performance with cash bonuses, restricted stock, and stock option awards.

Overall, the Compensation Committee believes that the compensation provided for NEOs in 2010 was appropriate based upon our financial performance, general economic conditions, our analysis of compensation of surveyed companies, our assessments of individual and corporate performance, and other relevant factors.

Compensation Discussion and Analysis

1. Named Executive Officers

This Compensation Discussion and Analysis explains how our compensation program is designed and operates with respect to our named executive officers (NEOs). Our NEOs include (i) our Chief Executive Officer (CEO), (ii) our two most highly compensated executive officers in the fiscal year ended December 31, 2010 and (iii) a departing executive that would have qualified as an NEO if still employed with us at December 31, 2010. Our NEOs are identified in the Summary Compensation Table that appears following this Compensation Discussion and Analysis.

2. Overview of Executive Compensation Philosophy and Objective

Our Compensation Committee firmly believes that the compensation provided to our NEOs should directly reflect the financial performance of the Company, and be closely tied to stockholder value. Our compensation plans are consequently designed to link individual rewards with the Company’s performance by applying objective, quantitative factors including the Company’s own business performance and general economic factors. We also rely upon subjective and qualitative factors such as technical expertise, leadership and management skills when structuring executive compensation in a manner consistent with our pay-for-performance philosophy.

In addition to providing our NEOs with compensation opportunities that are based upon their personal performance, the financial performance of the Company and their individual contribution to that performance, our Compensation Committee generally provides our NEOs with compensation that is competitive enough to retain highly skilled individuals. The Company is engaged in a very competitive industry, and the Company’s success depends upon its ability to attract and retain qualified executives through the competitive compensation packages it offers to such individuals.

3. Procedures for Determining Executive Compensation

In making its decision, the Compensation Committee considers all aspects of NEO compensation, and takes into account (i) our corporate performance, (ii) the CEO’s recommendations with respect to the total compensation for all NEOs, including his own, and (iii) the Radford Executive Compensation Survey data that our Human Resources department summarizes for the Compensation Committee. In its sole discretion, the

Compensation Committee may accept or reject, in whole or in part, the recommendations of our CEO. The Compensation Committee does not use a consultant, but has received some advice from Paul, Hastings, Janofsky & Walker LLP, its outside legal counsel about industry practices generally. For 2010, the Compensation Committee reviewed the recommendations of our CEO with respect to the compensation of our NEOs, determined the appropriateness of the recommendations in accordance with the market data and our corporate performance, and approved such recommendations without adjustment.

4. Elements of Executive Compensation

The material components of compensation for our NEOs from year to year, as well as the specific principles and purpose of each component, are set forth below. We believe that these components of compensation are necessary and appropriate in order to attract and retain qualified executive officers. The compensation of our NEOs consists primarily of four major components:

•	Base salary;

•	Annual bonus;

•	Stock-based awards; and

•	Employee benefits programs:

•	Perquisites and other personal benefits

•	Severance and change in control benefits.

(a) Base Salary. In general, base salary is the compensation for services rendered in the position that the NEO serves. We establish base salaries after considering a variety of factors including each NEO’s qualifications and experience, prior employment, industry knowledge, scope of responsibilities, and individual performance, as well as internal pay equity and market survey data. Specific weightings are not applied to these factors. Base salaries are generally set annually as part of the compensation review process.

(b) Annual Bonus. Our pay-for-performance philosophy ensures that annual incentive compensation awards are tied to the achievement of business specific goals. Certain of the Company’s executive officers, including the CEO and CFO, have entered into employment agreements which provide for, in addition to base salary, bonuses to be awarded on the basis of the Company’s attainment of pre-established revenue and net income goals. It is the intent of the Compensation Committee to use these bonuses, in conjunction with the executive officer’s equity incentives, to tie a potentially large portion of the executive officer’s total compensation to the financial performance of the Company.

Our NEOs participate in one of two bonus programs that the Company maintains: (i) the Rainmaker Systems, Inc. Corporate Bonus Plan, which has been established for the benefit of our executive officers, and (ii) the Rainmaker Systems, Inc. General Manager Commission Plan, which has been established for the benefit of our general managers. The bonus plans are generally structured as follows, with changes made from year-to-year to reflect changing business needs and competitive circumstances:

•	At the beginning of each fiscal year, our CEO and CFO recommend quarterly and annual financial performance targets, as discussed below, subject to the approval of the Compensation Committee.

•

At the close of each quarter of the fiscal year, the Compensation Committee assesses the Company’s performance against the pre-established quarterly metrics. Provided that the Company achieves at least 80 percent of its quarterly goals, the NEOs receive after the close of such quarter a bonus based on their individual payout target percentage and the weighted value of the applicable goal.

•

Similarly, at the close of the fiscal year, the Compensation Committee assesses the Company’s performance against the pre-established annual metrics. Provided that the Company achieves at least 80 percent of its annual goals, the NEOs receive after the close of the fiscal year a bonus based on their individual payout target percentage and the weighted value of the applicable goal.

The bonus plans provide for cash bonuses to be paid quarterly and annually when certain predetermined performance targets are achieved. The amount of the quarterly and annual bonuses that we pay to our NEOs is determined by a formula that weighs our quarterly and annual achievement of pre-established revenue and income goals. A bonus is only paid in the event the Company achieves at least 80 percent of its performance target. If our performance for any measure falls between 80 percent and 100 percent, we interpolate to determine the applicable payout percentage. If our performance for any measure exceeds 100 percent, the bonus amount payable to each such officer in respect of such component of the bonus formula shall be increased by 2.5% for each whole 1% increment achieved above such 100% attainment. The table below sets forth the bonus plan in which each NEO participated in 2010, the bonus opportunity (expressed as a percentage of compensation), the performance targets, and the weights assigned to each target.

Fiscal Year 2010 Annual Bonus Plan

Executive	Plan	Target (% of base salary)	Performance Targets	Weight
			Corporate Bonus Plan
Michael Silton President, CEO and Director	Corporate Bonus Plan	100%	Company’s achievement of • Quarterly revenue • Quarterly profitability • Annual profitability	40%
Steve Valenzuela Sr. VP, CFO and Corporate Secretary	Corporate Bonus Plan	51%		40% 20%
Mark de la Vega Sr. VP, Products	Corporate Bonus Plan	43%
Philip Johnson VP, Human Resources	Corporate Bonus Plan	40%

In its August 27, 2009 meeting, the Compensation Committee approved the bonus plan and components for 2010.

(c) Stock-based Awards. The Company maintains the 2003 Stock Incentive Plan (the 2003 Plan), which permits the Company’s Board of Directors or Compensation Committee to make awards of incentive stock options, non-qualified stock options, stock appreciation rights, shares, and restricted stock. These awards are designed to create a meaningful opportunity for stock ownership based upon the NEO’s current position with the Company, the NEO’s personal performance in recent periods and his or her potential for future responsibility and promotion over the term of the award. The relevant weight given to each of these factors varies from individual to individual. Each grant is also designed to align the interests of the executive officer with those of the stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. In past years, the Company has annually granted restricted stock awards, incentive stock options (subject to the volume limitations contained in the Internal Revenue Code), and non-qualified stock options under the 2003 Plan to certain executive officers. Our Board has established the third Monday of November as the day in which to make annual grants of restricted stock awards and stock option awards. The Board selected this time for grants because the annual grant dates in November generally fall within the middle of the fourth fiscal quarter (when the trading window is expected to be open). The Board has the flexibility to set grants at other dates during the year, but prefers this annual grant date in order to ensure that there is no timing, nor reason to time, our release of material non-public information for the purpose of affecting the value of executive compensation. Through authority delegated by the Board to the Chairman of the Compensation Committee, Robert Leff, the Compensation Committee may approve stock grants to new employees on the third Monday of each month following a new hire.

Regardless of when grants occur, the exercise price for stock options is always determined based on the closing market price of the Company’s common stock on the date of grant. Each stock option generally becomes exercisable in a series of installments over a four-year period, contingent upon the executive officer’s continued

employment with the Company. Stock option awards generally vest 25% at the end of one year following the grant date and 1/36 each month during the following three years. Restricted stock awards generally vest quarterly following the award date. The Company does not have stock ownership requirements.

(d) Perquisites and Other Personal Benefits. The NEOs receive perquisites, principally pursuant to their employment agreements that were in effect in 2010. In various cases, the perquisites include personal expense reimbursements relating to health care premiums, car allowance and financial and tax planning.

(e) Severance and Change in Control Payments. Our NEOs are entitled to severance and change-in-control benefits pursuant to employment agreements or pursuant to offer letters entered into at the time of hire. The agreements were amended in December 2008 for compliance with section 409A of the Internal Revenue Code. The Company currently has employment agreements with Michael Silton, President, Chief Executive Officer and Director; Steve Valenzuela, Senior Vice President, Finance, Chief Financial Officer and Corporate Secretary; and Philip Johnson, Vice President, Human Resources.

The employment agreement, as amended, for Mr. Silton generally provides that if Mr. Silton’s employment is constructively terminated or terminated by the Company without cause, then Mr. Silton shall receive, with no duty to mitigate, the following: (i) an amount equal to one and one-quarter times Mr. Silton’s base salary and target annual bonus, to be paid in fifteen equal monthly payments; (ii) up to twelve months of health and life insurance benefits; and (iii) continued vesting of all unvested stock options and restricted stock awards up to fifteen months.

The employment agreement, as amended, for Mr. Valenzuela generally provides that if his employment is constructively terminated or terminated by the Company without cause, then Mr. Valenzuela shall receive, with no duty to mitigate, the following: (i) an amount equal to three-quarters times his base salary and target annual bonus, to be paid in nine equal monthly payments, (ii) nine months of health and life insurance benefits, and (iii) continued vesting of all unvested stock options and restricted stock awards for nine months.

To the extent not already vested, restricted stock awards and options to purchase Common Stock held by Mr. Silton and Mr. Valenzuela will immediately become vested in the event of a merger or other transaction in which more than 50% of the Company’s outstanding securities are transferred to persons different from those persons who are the Company’s stockholders prior to the merger or other transaction or upon the sale of all or substantially all the Company’s assets in complete liquidation or dissolution. Mr. Silton shall have not less than twelve months to exercise his unexercised options and Mr. Valenzuela shall have not less than nine months to exercise his unexercised options.

The employment agreement for Mr. Johnson, dated February 5, 2007, generally provides that if his employment is constructively terminated or terminated by the Company without cause, then Mr. Johnson shall receive, with no duty to mitigate, an amount equal to three months base salary.

(f) Inter-Relationship of Elements. The Compensation Committee reviews overall compensation including base salary, bonus and stock/option grants to make sure they are commensurate with the executive’s position and experience, and determines the weighting of each component of compensation based on market survey information from the Radford Executive Compensation Survey data. The Compensation Committee allocates between long-term and currently-paid out compensation, based on market survey data, which shows the allocation of current paid-out compensation and long-term compensation for comparable positions in the same general geographic area. Quarterly and annual cash bonuses are intended to provide each executive incentives to achieve the financial objectives for the current fiscal period, whereas equity compensation is structured to reward the executive for long-term performance of the Company, since equity vests over a number of years—usually two to four years.

(g) Adjustment or Recovery of Awards. Under Section 304 of Sarbanes-Oxley, if the Company is required to restate its financials due to material noncompliance with any financial reporting requirements as a result of misconduct, the CEO and CFO must reimburse us for (1) any bonus or other incentive-based or equity-based compensation received during the 12 months following the first public issuance of the non-complying document, and (2) any profits realized from the sale of securities during those 12 months. The Company does not have other policies or recovery rights with respect to NEO compensation, other than the vesting schedules described below.

(h) Financial Accounting Considerations. The relative expense associated with stock option and restricted stock awards factored into the Compensation Committee’s decision to consider restricted stock awards in addition to stock options, because of the volatility of the Company’s common stock and the resulting FASB ASC 718 stock option expense attached to stock options. The Compensation Committee feels that the option value for purposes of computing the FASB ASC 718 expense attached to stock options is disproportionately high and that restricted stock provides NEOs with an appropriate long term incentive.

(i) Tax Considerations. Section 162(m) of the Code imposes a limitation on the deductibility for federal income tax purposes of compensation exceeding $1.0 million paid to certain executive officers. Compensation above $1.0 million is not subject to the limitation if it is “performance-based compensation” within the meaning of the Code. The Company anticipates that any compensation deemed paid by it (whether by the disqualifying disposition of incentive stock options or the exercise of non-statutory stock options) in connection with options with exercise prices equal to the fair market of option shares on the grant date will qualify as performance-based compensation for purposes of Section 162(m) and will not have to be taken into account for purposes of the $1.0 million limitation per covered individual. Because all compensation paid to the executive officers has not approached the 162(m) limitation, the Compensation Committee has not had to use any of the available exemptions from the deduction limit.

We have granted stock options as incentive stock options in accordance with Section 422 of the Internal Revenue Code, subject to the volume limitations. Generally, the exercise of an incentive stock option does not trigger any recognition of income or gain to the holder. If the stock is held until at least one year after the date of exercise (or two years from the date the option is granted, whichever is later), all of the gain on the sale of the stock, when recognized for income tax purposes, will be capital gain rather than ordinary income to the recipient. Consequently, we do not receive a tax deduction. For stock options that do not qualify as incentive stock options, we are entitled to a tax deduction in the year in which the stock options are exercised equal to the spread between the exercise price and the fair market value of the stock for which the stock option was exercised. The holders of the non-qualified stock options are generally taxed on this same amount in the year of exercise.

Compensation Earned

The table below summarizes the compensation paid by the Company to the CEO, CFO and other named executive officers for the fiscal years ended December 31, 2010, 2009 and 2008.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	Nonqualified deferred compensation earnings ($)	All Other Compensation ($)(5)	Total ($)
Michael Silton	2010	389,942	—	552,000	—	—	—	56,922	998,864
President, Chief Executive Officer and Director	2009 2008	322,313 405,000	— —	697,500 421,200	— —	— 211,479	— —	58,554 43,128	1,078,367 1,080,807
Steve Valenzuela	2010	279,218	—	241,500	—	—	—	30,618	551,336
Senior Vice President, Chief Financial Officer and Corporate Secretary	2009 2008	243,340 290,000	— —	329,500 210,600	— —	— 77,230	— —	31,024 38,708	603,864 616,538
Mark de la Vega (6)	2010	209,949	—	115,000	—	—	—	5,707	330,656
Senior Vice President, Products	2009 2008	192,994 129,375	— —	172,000 208,325	— —	— 14,510	— —	6,224 7,012	371,218 359,222
Philip Johnson	2010	192,564	—	115,000	—	—	—	12,717	320,281
Vice President, Human Resources	2009 2008	167,821 200,000	— —	143,500 73,710	— —	— 42,035	— —	8,468 11,784	319,789 327,529

(1)	In August 2009, the Compensation Committee decided that the base salaries that the NEOs would receive in 2010 be held at the same levels that were in effect in 2009. However, as a temporary response to the broad economic downturn that affected the Company and its industry in early 2009, the Company’s Board of Directors decided on March 16, 2009, to reduce the salaries of the CEO, CFO, Mr. de la Vega and Mr. Johnson by 20% for the six-month period that began April 1, 2009. When economic conditions improved later in 2009, the Company’s Board of Directors restored each NEO’s salary reductions by reinstating one-half such reductions on December 1, 2009, and the other half on March 1, 2010.

(2)	Bonus relates to discretionary compensation, which was not awarded in 2008, 2009 or 2010.

(3)	In 2010, the NEOs received restricted stock awards pursuant to the 2003 Plan. The Compensation Committee and the Board of Directors approved the awards of restricted stock for 2010 (but not stock options) on November 15, 2010. The awards made in November 2010 will vest in equal quarterly amounts over two years following the award date. The Compensation Committee and Board of Directors decided to shorten from the four-year schedule used prior to 2009 because of the volatility of the market in 2009 and 2010. Stock award amounts in this table relate to the aggregate grant date fair value of restricted stock awards granted to the NEO during the respective year calculated in accordance with FASB ASC Topic 718 (formerly FAS 123R). Please see Note 9 in the Notes to the Consolidated Financial Statements included in the Company’s Form 10-K for the year ended December 31, 2010 for assumptions used in calculating these amounts.

(4)	Our NEOs are eligible to receive non-equity incentive plan compensation, which is a bonus paid based on a measurable attainment schedule. During 2008, our NEOs were paid non-equity incentive plan compensation based on the achievement of performance goals. During 2009 and 2010, the performance goals were not achieved and no such bonus compensation was paid to any NEO.

(5)	The figures reported in the “All Other Compensation” column above for 2010 include the following items:

Executive	Company- paid Medical	Financial Planning	Auto Allowance	Company- paid Life Insurance	Severance Payment	Total
Michael Silton	$15,550	$3,727	$22,182	$15,464	$—	$56,922
Steve Valenzuela	$19,527	$—	$11,091	$—	$—	$30,618
Mark de la Vega	$5,707	$—	$—	$—	$—	$5,707
Philip Johnson	$12,717	$—	$—	$—	$—	$12,717

(6)	Mark de la Vega’s hire date was June 9, 2008, and he resigned on December 3, 2010.

Outstanding Equity Awards

The following table sets forth certain information regarding the stock option grants and stock awards to the named executive officers as of the end of 2010.

Outstanding Equity Awards at December 31, 2010

Option Awards						Stock Awards
Name and Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexerciseable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price ($/Share)	Option Expiration Date	Number of Shares or Units of Stock That Have not Vested (#)	Market Value of Shares or Units of Stock That Have not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Right That Have not Vested ($/Share)
Michael Silton
11/15/10	—	—	—	—	—	480,000	$681,600	—	—
11/16/09	—	—	—	—	—	182,500	$259,150	—	—
11/17/08	—	—	—	—	—	260,000	$369,200	—	—
11/19/07	—	—	—	—	—	60,000	$85,200	—	—
Steve Valenzuela
11/15/10	—	—	—	—	—	210,000	$298,200	—	—
11/16/09	—	—	—	—	—	92,500	$131,350	—	—
11/17/08	—	—	—	—	—	130,000	$184,600	—	—
11/19/07	—	—	—	—	—	16,250	$23,075	—	—
Philip Johnson
11/15/10	—	—	—	—	—	100,000	$142,000	—	—
11/16/09	—	—	—	—	—	37,500	$53,250	—	—
11/17/08	—	—	—	—	—	45,500	$64,610	—	—
11/19/07	—	—	—	—	—	10,000	$14,200	—	—
2/19/07	—	—	—	—	—	3,750	$5,325	—	—

(1)	Market value of shares that have not vested was calculated by using our closing market price at December 31, 2010 of $1.42.

Report of the Audit Committee of the Board of Directors

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal control. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements included in the Annual Report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgment as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including Statements on Auditing Standards (“SAS”) No. 61, as amended (AICPA, Professional Standards, Vol, 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee has discussed with the independent auditors the auditors’ independence from management and the Company (including the matters in the written disclosure required by PCAOB Rule 3526), and considered the compatibility of non-audit services with the auditors’ independence.

The Audit Committee discussed with the Company’s independent auditors the overall scope and plans for their audit. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee held four meetings during fiscal year 2010.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2010 for filing with the SEC. The Audit Committee and the Board have also recommended, subject to stockholder approval, the selection of BDO USA as the Company’s independent registered public accounting firm.

Submitted by the Audit Committee of the Company’s Board of Directors:

Bradford Peppard, Chair

Alok Mohan

Robert Leff

Annual Report

A copy of the Annual Report of the Company for the 2010 Fiscal Year has been mailed concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy solicitation material.

Form 10-K

The Company filed an Annual Report on Form 10-K with the SEC on March 4, 2011. Stockholders may obtain a copy of this report, free of charge, by writing to Investor Relations, Rainmaker Systems, Inc., 900 East Hamilton Avenue, Suite 400, Campbell, California 95008. In addition, copies of our annual, quarterly and current reports, and any amendments to those reports, are made available, free of charge, on or through our website as soon as reasonably practicable after electronically filing such reports with the SEC. Our website is http://www.rmkr.com.

Deadline for Receipt of Stockholder Proposals for 2012 Annual Meeting

The date by which stockholder proposals must be received by the Company for inclusion in our Proxy Statement and form of proxy for the 2012 Annual Meeting is January 19, 2012. Proposals of stockholders of the Company that are intended to be presented by such stockholders at next year’s Annual Meeting of Stockholders must also be received by us no later than January 19, 2012, in order that they may be considered at that meeting. The proxy solicited by the Board of Directors for the 2012 Annual Meeting of Stockholders will confer discretionary authority to vote on any proposal presented by a stockholder, and required or permitted to be voted on, at that meeting for which the Company has not been provided with notice on or prior to this date.

It is important that the proxies be returned promptly and that all shares are represented. Stockholders are urged to mark, date, sign and promptly return the accompanying proxy card in the enclosed envelope.

The form of proxy and this Proxy Statement have been approved by the Board of Directors and are being mailed and delivered to stockholders by its authority.

By Order of the Board of Directors,

Michael Silton
President and Chief Executive Officer

Campbell, California

April 11, 2011

RAINMAKER SYSTEMS, INC.

PROXY

COMMON STOCK

Annual Meeting of Stockholders, May 19, 2011

This Proxy is solicited on Behalf of the Board of Directors of

Rainmaker Systems, Inc.

The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Annual Meeting of Stockholders to be held May 19, 2011 and the Proxy Statement and appoints Timothy Burns and Michael Silton, and each of them, the Proxy of the undersigned, with full power of substitution, to vote all shares of the Common Stock of Rainmaker Systems, Inc. (the “Company”) which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting of Stockholders of the Company to be held at the PruneYard Plaza Hotel, 1995 South Bascom Ave, Campbell, CA, 95008, on May 19, 2011 at 8:00 a.m., Pacific Daylight Savings Time, and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat.

The Board of Directors recommends a vote IN FAVOR OF the listed directors and a vote IN FAVOR OF the proposal to ratify our auditors. This Proxy, when properly executed, will be voted as specified above. If no specification is made, this Proxy will be voted IN FAVOR OF the election of the directors listed and IN FAVOR OF the other proposal.

(Continued, and to be marked, dated and signed, on the other side)

DETACH PROXY CARD HERE

☐        PLEASE MARK VOTES AS SHOWN IN THIS EXAMPLE

1.        Election of Directors: To elect two directors to serve for a three-year term ending in the year 2014 or until their successors are duly elected and qualified:

☐ FOR	☐ WITHHOLD AUTHORITY TO VOTE

Bradford Peppard	Gary Briggs

2.        To ratify the appointment of BDO USA, LLP as independent registered public accounting firm of the Company for the fiscal year ending December 31, 2011.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.        In accordance with the discretion of the proxy holders, to act upon all matters incident to the conduct of the meeting and upon other matters as may properly come before the meeting.

Please print the name(s) appearing on each share certificate(s) over which you have voting authority:

(Print name(s) on certificate)

Please sign your name:

(Authorized Signature)
Date: